Exhibit 1

Joint Filing Agreement Pursuant to Rule 13d-1

This agreement is made pursuant to Rule 13d-1(b)(1)(ii)(J) and Rule 13d-1(k)(1) under the Securities Exchange Act of 1934 (the “Act”) by and among the parties listed below, each referred to herein as a “Joint Filer.” The Joint Filers agree that a statement of beneficial ownership as required by Sections 13(g) or 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13G or 13D, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1. This agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together constitute a single contract. Delivery of an executed counterpart of this agreement by telecopy shall be as effective as delivery of a manually executed counterpart of this agreement.

SPOHN CEMENT GMBH,

Dated: May 30, 2007	By:	/s/ Werner Harder
Name: Werner Harder
Title: Managing Director

HEIDELBERGCEMENT AG,

Dated: May 30, 2007	By:	/s/ Dr. Bernd Scheifele
Name: Dr. Bernd Scheifele Title: Chairman of the Managing Board/CEO

	By:	/s/ Dr. Lorenz Naeger
Name: Dr. Lorenz Naeger
Title: Member of the Managing Board/CFO

LEHIGH UK LIMITED,

Dated: May 30, 2007	By:	/s/ Dr. Bernd Scheifele
Name: Dr. Bernd Scheifele Title: Member of the Board of Directors

Dated: May 30, 2007	By:	/s/ Adolf Merckle
Name: Adolf Merckle

Dated: May 30, 2007	By:	/s/ Ruth Merckle
Name: Ruth Merckle

Dated: May 30, 2007	By:	/s/ Tobias Merckle
Name: Tobias Merckle

Dated: May 30, 2007	By:	/s/ Dr. Philipp Merckle
Name: Dr. Philipp Merckle

Dated: May 30,2007	By:	/s/ Jutta Merckle
Name: Jutta Merckle

Dated: May 30, 2007	By:	/s/ Ludwig Merckle
Name: Ludwig Merckle